Exhibit 99.1

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year 2012

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of power semiconductors, today announced results for the fourth quarter and full year ended December 30, 2012. Fairchild reported fourth quarter sales of $333.4 million, down 7 percent from the prior quarter and 2 percent lower than the fourth quarter of 2011.

Fairchild reported a fourth quarter net loss of $13.6 million or $0.11 per share compared to net income of $24.7 million or $0.19 per diluted share in the prior quarter and $21.3 million or $0.17 per diluted share in the fourth quarter of 2011. Gross margin was 29.8 percent compared to 33.5 percent in the prior quarter and 30.0 percent in the year-ago quarter.

Adjusted net income was $12.3 million or $0.10 per diluted share, compared to $32.3 million or $0.25 per diluted share in the prior quarter and $19.3 million or $0.15 per diluted share in the fourth quarter of 2011. See the Reconciliation of Net Income to Adjusted Net Income exhibit included in this press release for more details on the adjustment items.

Full year revenues for 2012 were $1.4 billion, down about 12% from 2011. Fairchild reported net income of $25 million or $0.19 per diluted share in 2012, compared to net income of $146 million or $1.12 per diluted share in 2011. The company reported 2012 adjusted net income of $71 million or $0.55 per diluted share, compared to $170 million or $1.30 per diluted share in 2011.

“We saw better than seasonal distribution sell through and a significant improvement in bookings during the fourth quarter,” said Mark Thompson, Fairchild’s chairman and CEO. “The solid sell through contributed to our larger than expected channel inventory reduction of $17 million during the fourth quarter. Bookings were up substantially in the fourth quarter and we have a solidly positive book to bill so far in the first quarter. We also reduced internal inventory another 2% and now have very lean channel and internal inventories at levels not seen since we emerged from the recession. We believe we are well positioned to translate improving demand into higher sales and margins as we progress through 2013.”

Fourth Quarter Financials

“Gross margin decreased 370 basis points sequentially due primarily to lower factory loadings as we further reduced inventories,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $86.9 million which was better than guidance due primarily to spending controls. In the reconciliation of GAAP to non-GAAP results there are three noteworthy items totaling nearly $23 million for the fourth quarter. The largest is the realized loss we recorded after selling all our remaining auction rate securities in the quarter. There is also a restructuring expense related to organization streamlining and a small VAT expense due to an internal IP sale. Free cash flow was a positive $49 million for the fourth quarter which was driven by lower capital spending, reduced internal inventory and improved cash conversion cycle time. Given this strong cash flow we paid down our debt another $50 million in the fourth quarter to $250 million, the lowest level in our history.”

Forward Guidance

“We expect sales to be in the range of $330 to $350 million for the first quarter,” said Frey. “Our current scheduled backlog is nearly sufficient to achieve the low end of this range. We expect adjusted gross margin to be 29% plus or minus 50 basis points due primarily to lower factory loadings and incrementally higher start up costs at our 8 inch wafer fab in Korea. We anticipate R&D and SG&A spending to be in the range of $90 to $93 million as we begin accruing again for variable compensation and increased payroll related taxes. The adjusted tax rate is forecast at 15 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce first quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Year Ended
	December 30, 2012	September 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
Total revenue	$333.4	$358.8	$339.4	$1,405.9	$1,588.8
Cost of sales (1)	234.1	238.7	237.7	963.9	1,029.6

Gross margin	99.3	120.1	101.7	442.0	559.2

Gross margin %	29.8%	33.5%	30.0%	31.4%	35.2%
Operating expenses:
Research and development (2)	37.9	37.8	38.8	156.9	153.4
Selling, general and administrative (3)	49.0	48.0	50.6	206.8	218.4
Amortization of acquisition-related intangibles	4.5	4.5	4.7	18.2	19.7
Restructuring and impairments	7.8	3.4	(6.7)	14.1	2.8
Charge for litigation	—	—	—	1.3	—

Total operating expenses	99.2	93.7	87.4	397.3	394.3

Operating income	0.1	26.4	14.3	44.7	164.9
Realized loss on sale of securities	12.9	—	—	12.9	—
Other expense, net	3.9	1.2	1.4	8.1	7.2

Income (loss) before income taxes	(16.7)	25.2	12.9	23.7	157.7
Provision (benefit) for income taxes	(3.1)	0.5	(8.4)	(0.9)	12.2

Net income (loss)	$(13.6)	$24.7	$21.3	$24.6	$145.5

Net income (loss) per common share:
Basic	$(0.11)	$0.19	$0.17	$0.19	$1.15

Diluted	$(0.11)	$0.19	$0.17	$0.19	$1.12

Weighted average common shares:
Basic	126.9	126.8	126.0	126.7	126.7

Diluted	126.9	128.8	128.8	129.0	130.3

(1) Equity compensation expense included in cost of sales	$0.8	$1.0	$1.1	$4.5	$4.3
(2) Equity compensation expense included in research and development	$1.4	$1.3	$1.3	$5.7	$4.8
(3) Equity compensation expense included in selling, general and administrative	$2.0	$1.9	$3.4	$12.4	$15.7

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Year Ended
	December 30, 2012	September 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
Net income (loss)	$(13.6)	$24.7	$21.3	$24.6	$145.5
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	7.8	3.4	(6.7)	14.1	2.8
VAT expense on internal IP sale	2.1	—	—	2.1	—
Accelerated depreciation on assets related to fab closure (1)	—	—	—	—	0.7
Write-off of deferred financing fees	—	—	—	—	2.1
Realized loss on sale of securities	12.9	—	—	12.9	—
Charge for litigation	—	—	—	1.3	—
Inventory write off/release associated with fab closure (1)	—	—	(0.2)	—	(0.2)
Change in retirement plans	—	—	2.7	—	2.7
Amortization of acquisition-related intangibles	4.5	4.5	4.7	18.2	19.7
Associated net tax effects of the above and other acquisition-related intangibles	(1.4)	(0.3)	(2.5)	(2.7)	(3.6)

Adjusted net income	$12.3	$32.3	$19.3	$70.5	$169.7

Adjusted net income per common share:

Basic	$0.10	$0.25	$0.15	$0.56	$1.34

Diluted	$0.10	$0.25	$0.15	$0.55	$1.30

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Year Ended
	December 30, 2012	September 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
Gross margin	$99.3	$120.1	$101.7	$442.0	$559.2
Adjustments to reconcile gross margin to adjusted gross margin:
Change in retirement plans	—	—	1.7	—	1.7
Accelerated depreciation on assets related to fab closure	—	—	—	—	0.7
Inventory write off/release associated with fab closure	—	—	(0.2)	—	(0.2)

Adjusted gross margin	$99.3	$120.1	$103.2	$442.0	$561.4

Adjusted gross margin %	29.8%	33.5%	30.4%	31.4%	35.3%

Fairchild Semiconductor International, Inc.

Reconciliation of R&D and SG&A to Adjusted R&D and SG&A

(In millions)

(Unaudited)

	Three Months Ended			Year Ended
	December 30, 2012	September 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
R&D and SG&A	$86.9	$85.8	$89.4	$363.7	$371.8
Adjustments to reconcile R&D and SG&A to adjusted R&D and SG&A:
Change in retirement plans	—	—	(1.0)	—	(1.0)

Adjusted R&D and SG&A	$86.9	$85.8	$88.4	$363.7	$370.8

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 30, 2012	September 30, 2012	December 25, 2011
ASSETS
Current assets:
Cash and cash equivalents	$405.9	$385.6	$423.3
Short-term marketable securities	0.1	0.1	0.2
Receivables, net	136.7	162.5	142.9
Inventories	236.7	242.3	234.2
Other current assets	52.6	51.5	52.4

Total current assets	832.0	842.0	853.0
Property, plant and equipment, net	764.9	775.2	765.4
Intangible assets, net	47.3	51.8	65.4
Goodwill	169.3	169.3	169.3
Long-term securities	2.6	28.4	32.3
Other assets	67.8	59.5	51.5

Total assets	$1,883.9	$1,926.2	$1,936.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115.7	$117.7	$132.5
Accrued expenses and other current liabilities	89.2	82.9	125.7

Total current liabilities	204.9	200.6	258.2
Long-term debt, less current portion	250.1	300.1	300.1
Other liabilities	58.9	58.8	54.1

Total liabilities	513.9	559.5	612.4
Temporary equity - deferred stock units	2.9	2.6	2.3
Total stockholders’ equity	1,367.1	1,364.1	1,322.2

Total liabilities, temporary equity and stockholders’ equity	$1,883.9	$1,926.2	$1,936.9

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Year Ended
	December 30, 2012	December 30, 2012	December 25, 2011
Cash flows from operating activities:
Net income (loss)	$(13.6)	24.6	$145.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34.8	135.3	150.5
Non-cash stock-based compensation expense	4.2	22.6	24.8
Non-cash restructuring and impairments expense	0.1	0.1	—
Non-cash realized loss on sale of investments	12.9	12.9	—
Deferred income taxes, net	(4.5)	(11.2)	(12.5)
Other	0.9	2.5	4.4
Changes in operating assets and liabilities, net of acquisitions	44.1	(3.6)	(44.2)

Cash provided by operating activities	78.9	183.2	268.5

Cash flows from investing activities:
Capital expenditures	(29.5)	(151.9)	(186.4)
Purchase of marketable securities	—	(0.5)	(0.1)
Sale of marketable securities	23.3	23.6	—
Maturity of marketable securities	—	0.2	0.1
Other	(0.5)	(2.4)	(3.5)
Acquisitions, net of cash acquired	—	—	(16.5)

Cash used in investing activities	(6.7)	(131.0)	(206.4)

Cash flows from financing activities:
Repayment of long-term debt	(50.0)	(50.0)	(320.6)
Issuance of long-term debt	—	—	300.0
Proceeds from issuance of common stock and from exercise of stock options, net	0.6	5.0	35.5
Purchase of treasury stock	(1.9)	(13.9)	(42.3)
Shares withheld for employees taxes	(0.6)	(10.7)	(10.8)
Other	—	—	(5.2)

Cash used in financing activities	(51.9)	(69.6)	(43.4)

Net change in cash and cash equivalents	20.3	(17.4)	18.7
Cash and cash equivalents at beginning of period	385.6	423.3	404.6

Cash and cash equivalents at end of period	$405.9	$405.9	$423.3

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Year Ended
	December 30, 2012	December 30, 2012	September 25, 2011
Cash provided by operating activities	$78.9	$183.2	$268.5
Capital expenditures	(29.5)	(151.9)	(186.4)

Free cash flow	$49.4	$31.3	$82.1

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com